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EXHIBIT 12
Ratio of earnings to fixed charges



                   RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS


                                                                 PERIOD ENDED
                                                              SEPTEMBER 30, 2001
                                                              ------------------


                       Ratio of earnings to fixed charges             ---


For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, net earnings has been added to combined fixed charges and preferred stock dividends, and that sum has been divided by such charges. Fixed charges consist of the estimated interest component of long term lease expense. In April 1998, the Company issued 260,000 shares of 8% Series B Cumulative Preferred Stock. For the period ended September 30, 2001, the Company has a deficet of earnings to combined fixed charges at $1,103,000.